Exhibit 10.1
RESTRICTED STOCK UNIT AWARD AGREEMENT
(2022 Time-Based Award)

This Agreement (“Agreement”) is made this <Grant Date> (“Grant Date”) by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1.Definitions. Unless otherwise defined or expressly given a different meaning in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2015 Equity Incentive Plan (the “Plan”).

2.Award of Restricted Stock Units. The Company grants to Participant an award (the “Award”) consisting of <# of Units> restricted stock units (the “Restricted Stock Units” or “Units”), pursuant to, and subject to, the terms of the Plan.

3.Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s sole discretion, such execution and delivery may be accomplished through electronic means. If this Agreement has not been executed and delivered by Participant by 11:59 p.m., Mayfield Village, Ohio time on the last day of the month immediately following the month in which the Grant Date occurs, then this Award shall be forfeited in its entirety.

4.Restrictions; Vesting. Subject to the terms and conditions of the Plan and this Agreement, including the provisions of Paragraph 8 below, Participant’s rights in and to the Units shall vest, if at all, according to the following schedule (with such modifications as may be necessary or appropriate, in the Company’s sole discretion, to eliminate or minimize fractional Units from the following vesting schedule):

(a) One-third of the Units shall vest on January 21, 2025;
(b) One-third of the Units shall vest on January 20, 2026; and
(c) One-third of the Units shall vest on January 19, 2027;

provided, however, that if any such date is not a Business Day then the vesting date for that Award Installment shall be the next Business Day following such date. The Restricted Stock Units awarded under this Agreement shall vest in accordance with the schedule set forth above unless, prior to the vesting date set forth above, the Award and the applicable Units are forfeited or have become subject to accelerated vesting under the terms and conditions of the Plan or this Agreement.

5.Dividend Equivalents. Subject to this Paragraph 5, with respect to dividends for which a record date occurs during the Restriction Period applicable to any Units, Participant shall be credited with a Dividend Equivalent with respect to each outstanding Restricted Stock Unit, with respect to each vested but not yet distributed Restricted Stock Unit (as contemplated by Paragraphs 8(b) and 8(c)), and with respect to any Dividend Equivalent Unit (defined below) resulting from prior reinvestments of Dividend Equivalents as provided in this Paragraph. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, in the number of Dividend Equivalent Units determined by dividing the aggregate value of the Dividend Equivalents by the Fair Market Value of the Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value, which cash value shall be held by the Company (without interest) subject to this Agreement. Any Units resulting from the deemed reinvestment of dividends in accordance with this Paragraph 5 are referred to herein as “Dividend Equivalent Units.” Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, as the Restricted Stock Units to which they relate; provided, however, that (x) if the Restriction Period for any Restricted Stock Unit ends after the record date for, but before the payment date of, a dividend, then any Dividend Equivalents related to such dividend and to Units for which the Restriction Period is ending will be paid in cash or in Stock, in the sole discretion of the Company, as soon as practicable following the payment date for such dividend, and (y) if Paragraph 8(b) or 8(c) below is applicable and a record date for any dividend occurs after the applicable vesting date but before the applicable Delivery Date (as defined in Paragraph 8(d)(i) below), then any Dividend Equivalents related to such dividend will be paid in cash or in Stock, in the sole discretion of the Company, on or as soon as practicable following the Delivery Date.

6.Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents) shall be transferable by Participant other than by will or by the laws of descent and distribution. In the event all or any portion of the Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against the Award any expenses (including attorneys’ fees) incurred by the Company, or any of its Subsidiaries or Affiliates, in connection with such attempted transfer or assignment.

7.Executive Deferred Compensation Plan. If Participant is eligible, and has made the appropriate election, to defer the Award into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), and the Award is eligible for deferral under the Deferral Plan, then at the time of vesting, the Restricted Stock Units that would otherwise vest under this Agreement (but not any Dividend Equivalents, which shall be delivered to Participant in accordance with Paragraph 9), instead of being delivered to Participant shall be credited to Participant’s account under the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any related deferral agreement.

8.Termination of Employment; Disability Separation.

(a)    Except as otherwise provided in the Plan or in this Paragraph 8, or as otherwise determined by the Committee, if Participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason, the Award and all Restricted Stock Units (and any related Dividend Equivalents) held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically immediately after such termination.

(b)    Notwithstanding Paragraph 8(a) above, (x) if Participant’s employment terminates on or after January 1, 2023 as a result of Participant’s death, or (y) if

Participant experiences a Disability Separation on or after January 1, 2023, then one hundred percent (100%) of each Award Installment (and any related Dividend Equivalents) that is unvested on such termination date or separation date, as applicable, will vest immediately after such death or the date of such Disability Separation. The Company will process any vesting pursuant to the terms of the immediately preceding sentence within 30 days following, as applicable, (x) its receipt of notice of Participant’s death or (y) the date of the Disability Separation; provided, however, in the event of a Disability Separation, if Participant is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company), then the distribution of Stock deliverable upon such vesting shall not occur until the Delivery Date.

(c)    Notwithstanding Paragraph 8(a) above, if Participant’s employment terminates on or after January 1, 2023 as a result of Participant’s Qualified Retirement, then one hundred percent (100%) of each Award Installment (and any related Dividend Equivalents) that is unvested on the Participant’s Qualified Retirement Date will vest immediately after such Qualified Retirement; provided, however, in the event that Participant is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company), then the distribution of Stock deliverable upon such vesting shall not occur until the Delivery Date.

(d)    For purposes of this Paragraph 8:

(i)    “Delivery Date” shall mean the date that is six (6) months plus one (1) day after the Participant’s Qualified Retirement Date or the date of Participant’s Disability Separation, as applicable, or such earlier date as may be permitted by Section 409A.

(ii)    “Disability Separation” shall mean a “separation of service,” within the meaning of Section 409A, by Participant’s employer as a result of Participant’s disability, in accordance with the Company’s policies and procedures as the same are in effect at the time of such separation.

(iii)    “Qualified Retirement” shall mean any termination of Participant’s employment with the Company or its Subsidiaries or Affiliates for any reason (excluding death, a Disability Separation and any involuntary termination for Cause) that (x) qualifies as a “separation from service” within the meaning of Section 409A, and (y) occurs on or after the first day of the calendar month in which either of the following conditions are scheduled to be satisfied:

A.    the Participant is 55 years of age or older and has completed at least fifteen (15) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates; or

B.    the Participant is 60 years of age or older and has completed at least ten (10) years of service as an employee of the Company or one or more of its Subsidiaries or Affiliates.

(iv)    “Qualified Retirement Date” means the date as of which Participant’s employment with the Company or its Subsidiaries or Affiliates terminates pursuant to a Qualified Retirement as defined in Paragraph 8(d)(iii) above.

(e)    Nothing in this Paragraph 8 will be interpreted as altering in any way the provisions of Section 11 of the Plan.

9.Delivery at Vesting. Subject to the provisions of the Plan and this Agreement (including Paragraphs 8(b) and 8(c)), upon vesting of all or part of the Award, the Company shall deliver to Participant one share of Stock in exchange for each such vested Restricted Stock Unit and for each Dividend Equivalent Unit related thereto and cash in the amount of any other related Dividend Equivalents, and the applicable Restricted Stock Units (and any related Dividend Equivalents) shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable delivery, each fractional Restricted Stock Unit (and related Dividend Equivalent Unit) shall vest and be settled in an equal fraction of a share of Stock.

10.Disqualifying Activity. Subject to Paragraph 15(c) below, and notwithstanding any other provision of this Agreement, if the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity, the provisions of Section 10(b) of the Plan will apply. A violation by Participant of Paragraph 12, 13 or 14 below, and any violation by Participant of any other non-competition agreement between Participant and the Company or any of its Subsidiaries or Affiliates, shall constitute a “material violation” of an “agreement between Participant and the Company” within the meaning of clause (iii) of the definition of Disqualifying Activity, and may also constitute a Disqualifying Activity within the meaning of one or more of the other clauses defining Disqualifying Activity under the Plan.

11.Taxes. No later than the date as of which Taxes become due, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan and this Agreement shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such Taxes from any payment of any kind otherwise due to Participant. At vesting (or Delivery Date, if applicable) of any Award Installment, Restricted Stock Units and any related Dividend Equivalent Units vesting on such vesting date (or being distributed on such Delivery Date) will be valued at the Fair Market Value of the Company’s Stock on such date.

Unless otherwise determined by the Committee, Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units and related Dividend Equivalents (“Minimum Withholding Obligations”) either (a) by surrendering to the Company Restricted Stock Units that are then vesting or being distributed (or shares of Stock issuable upon such event) with a value sufficient to satisfy the Minimum Withholding Obligations, or (b) by paying to the Company the appropriate amount in cash or, if acceptable to the Company, by check or other instrument. Unless Participant advises the Company of Participant’s election to use an alternative payment method, Participant shall be deemed to have elected to surrender to the Company Restricted Stock Units that are then vesting or being distributed (or shares of Stock issuable upon such event) with a value sufficient to satisfy the Minimum Withholding Obligations.

Under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations by surrendering Restricted Stock Units that are not then vesting (or being distributed on such Delivery Date) or any Restricted Stock Units that Participant has elected to defer under Paragraph 7 above. Any request by Participant to satisfy Minimum Withholding Obligations by surrendering shares of Stock owned by Participant prior to the date of such satisfaction must be specifically approved in advance by the Committee. All payments and surrenders of Units or shares of Stock and any requests for approval of alternative payment arrangements must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.

12.Non-Solicitation. In consideration of the Award made to Participant under this Agreement, and in further consideration of the continuation of Participant’s at-will employment with the Company or one of its Subsidiaries or Affiliates (collectively, “Progressive”), starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant’s “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or assist in any manner in the recruitment or solicitation for hire, of any employee or officer of Progressive, in each case involving employment by any individual, business or entity other than Progressive, or in any way induce any such employee or officer to terminate employment with Progressive. For purposes of this Agreement, "Separation Date" means the date on which Participant's employment with Progressive terminates for any reason.

13.Non-Competition. In consideration of the Award made to Participant under this Agreement, and in further consideration of the continuation of Participant’s at-will employment with Progressive, starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant’s Separation Date, Participant shall not, directly or indirectly, on Participant’s own account or on account of any other person or entity (except in the authorized course of Participant’s employment with Progressive), engage in any Competitive Activity.

(a)    Definitions. For purposes of this Agreement:

(i)    “Competitive Activity” means engaging in any activity or providing any products or services that are the same as or similar to, or that may be directed in whole or part to replacing, the actual or proposed activities, products, or services of Progressive’s Core Business (as defined below):

A.    with respect to which Participant had knowledge of, or access to, Confidential Information (as defined below) during Participant’s employment with Progressive; and

B.    where, as to any applicable geographic territory, the activities engaged in by Participant, the products or services provided by

Participant, or the duties assigned to Participant reasonably could require Participant, in whole or in part, to rely on, use, or disclose Confidential Information of which Participant had knowledge, or to which Participant had access, during Participant’s employment with Progressive.

(ii)    “Confidential Information” means confidential and/or proprietary information and/or trade secrets which are the property of Progressive, or which Progressive is under an obligation not to disclose, including but not necessarily limited to the following: information regarding Progressive’s processes and products, including information relating to research and development, agent or customer data, and/or technologies; product features and/or specifications, tests or investigations; business plans, marketing plans and financials, reports, data, figures, margins, profits, statistics, analyses and other related information; any information that Participant has agreed not to disclose and/or use other than in the course of Participant’s employment with Progressive; and any other confidential information of whatever nature which gives Progressive an opportunity to obtain a competitive advantage over its competitors. Confidential Information does not include information that is generally available to the public other than as a result of a breach of a contractual or other duty of confidentiality.

(iii)    “Core Business” means activities, products, or services that are related, in whole or in part, to the business of property and casualty insurance or to any other actual or proposed insurance-related activities, products, or services of Progressive.

(b)    Reasonableness of Restriction. Participant acknowledges and agrees that the covenants contained in this Paragraph 13 are not intended to prevent Participant from earning a living, but rather to protect Progressive’s legitimate business interests in its Confidential Information and do not unreasonably interfere with Participant’s ability to secure gainful employment following the termination of Participant’s employment with Progressive. Participant further acknowledges that in the event Participant’s employment with Progressive ends, Participant’s knowledge, experience and capabilities are such that Participant can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of Participant’s employment with Progressive and that the enforcement of a remedy hereunder by way of injunction will not prevent Participant from earning a reasonable livelihood.

(c)    Tolling of Covenants. Participant acknowledges and agrees that in the event the Company brings an action for injunctive or other relief against Participant, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, it is hereby further agreed that the restrictive covenants contained in this Paragraph 13 shall be deemed to have the duration specified herein, as computed from the date relief is granted but reduced by the time between the period when the restriction(s) began to run and the date of the first violation of the restrictive covenant(s) by Participant.

14.Non-Disclosure of Confidential Information.

(a)    During the course of Participant’s employment, Participant may be given access to, help develop, or learn of Confidential Information (as defined above). Participant acknowledges and agrees that Participant has an obligation to maintain the confidentiality of Confidential Information, including any records containing Confidential Information, except as otherwise authorized by law; and Participant’s obligation continues at all times during and after Participant’s employment. Participant acknowledges that Confidential Information does not become any less confidential or proprietary to Progressive because Participant may commit records to memory or because Participant may otherwise maintain records outside of Progressive’s offices, computer systems or data storage repositories.

(b)    During the course of Participant’s employment, Participant may be given access to confidential information and/or trade secrets of third parties, subject to Progressive’s duty to maintain confidentiality of such information and use it only for certain purposes. Participant will not disclose to any person, corporation or entity, and not use for Participant’s benefit or the benefit of any other person, corporation or entity, any such third party’s confidential information, except as necessary in carrying on work for Progressive consistent with Progressive’s agreement with the third party.

(c)    Participant will use Participant’s best efforts and the utmost diligence to guard and protect Progressive's Confidential Information, and Participant will not, during or after the period of Participant’s employment by Progressive, use or disclose, directly or indirectly, any of Progressive's Confidential Information which Participant may develop, obtain or learn about during or as a result of Participant’s employment by Progressive, except in the ordinary course of performing duties on behalf of Progressive and/or except as previously authorized by Progressive in writing. Participant acknowledges that the Confidential Information is owned and shall continue to be owned by Progressive and that misuse, misappropriation or unauthorized disclosure of this information will cause irreparable harm and/or other damage to Progressive both during and after the term of Participant’s employment.

(d)    Notwithstanding anything in this Agreement to the contrary, Participant and the Company acknowledge that Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law. In addition, Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, in the event Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding, if Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

15.Additional Terms Applicable to Non-Solicitation, Non-Competition and/or Non-Disclosure Provisions.

(a)    Remedies for Breach. Participant acknowledges and agrees that the damages which may arise from a breach or threatened breach of any of the covenants contained in Paragraph 12, 13 or 14 of this Agreement are irreparable and difficult to measure and that money damages alone would be an inadequate remedy for any such breach. Accordingly, if Participant breaches or threatens to breach any portion of the covenants contained in Paragraph 12, 13 or 14 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or threatened breach without showing or proving any actual damage. In the event Participant violates and/or breaches any of the covenants contained in Paragraph 12, 13 or 14, the Company also shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Participant directly or indirectly has realized or may realize as a result of any such violation or breach; and the Company shall be entitled to recover for all lost sales, profits, commissions, trade secrets, Confidential Information, good will and customers caused by Participant’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled to at law or in equity or under this Agreement.

(b)    Applicability of Covenants. Subject to Paragraph 15(g) below:

(i)    If, on the Grant Date, Participant is employed or resides in a jurisdiction in which any term or provision of Paragraph 12, 13 or 14 of this Agreement, or part thereof, would be unlawful, void, or otherwise unenforceable as a matter of law, then such term or provision, or part thereof, shall not apply to Participant;

(ii)    If Participant is licensed actively as an attorney-at-law in any U.S. state, nothing in Paragraphs 12, 13 or 14 of this Agreement shall prevent Participant from practicing as an attorney-at-law, subject to Participant’s compliance with applicable ethical rules governing such practice; and

(iii)    The restrictions in Paragraph 13 shall apply to Participant only if, on the Grant Date, Participant’s assigned salary grade level is 50 through 53, GNG, ENG or CNG.

(c)    Violation as Disqualifying Activity. Participant acknowledges and agrees that the remedies identified in Paragraph 15(a) above for a breach of Paragraph 12, 13 or 14 of this Agreement shall be in addition to, and not in lieu of, the consequences of Participant’s engagement in a Disqualifying Activity as provided in Paragraph 10 of this Agreement and Section 10(b) of the Plan.

(d)    Attorney’s Fees. If the Company brings a legal action to enforce any covenant contained in Paragraph 12, 13 or 14 of this Agreement, and if the Company is awarded any damages and/or any full or partial injunction due to Participant’s acts, then the Company shall be entitled to recover its reasonable costs incurred in conducting the action including, but not limited to, reasonable attorneys’ fees and expenses.

(e)    Effect on Other Agreements. The provisions of Paragraphs 12, 13, and 14 of this Agreement shall be in addition to, and shall not supersede or replace, the provisions of any employment or other agreement between Participant and Progressive that contains similar or additional restrictions on Participant, including but not limited to any such provisions contained in a prior agreement relating to an award of restricted stock units.

(f)    Forum; Jurisdiction.

(i)    Subject to Paragraph 15(f)(ii) below:

A.    All claims, actions or proceedings brought in a court of law that arise out of, require the interpretation of, and/or that are in any way related to the subject matter covered in this Agreement shall be brought and litigated exclusively in the state or federal courts located in Cuyahoga County of the State of Ohio, to which courts the parties consent to both personal jurisdiction and service of process in a manner consistent with Ohio law. The only exception to this choice of venue/forum is litigation to enforce any order or judgment rendered by such Ohio state or federal court, in which case such enforcement proceeding may be litigated in another jurisdiction. This consent to personal jurisdiction and choice of venue/forum are intended by the Company and Participant to be mandatory and not permissive in nature. Progressive and Participant hereby waive any right to assert the doctrine of forum non conveniens or similar doctrine or to object to venue or jurisdiction with respect to any action or proceeding brought in accordance herewith.

B.    The Company and Participant irrevocably consent and agree that the state and federal courts located in Cuyahoga County of the State of Ohio shall have personal jurisdiction over the Company and Participant for the purpose of litigating in court any dispute, controversy, or proceeding with respect to matters described in this Agreement, and each consents to service of process in a manner consistent with Ohio law.

(ii)    The provisions of this Agreement, including but not limited to Paragraph 15(f)(i) above and Paragraphs 16 and 18 below, do not and shall not be interpreted to modify, supersede, or replace the terms of any agreement between Participant and Progressive requiring either party to bring claims against the other in binding arbitration. To the extent that Participant and Progressive enter or have entered into an agreement to arbitrate that covers claims that arise out of, require the interpretation of, and/or that are in any way related to the subject matter covered in this Agreement, the terms of such agreement to arbitrate shall remain in full force and effect notwithstanding any other provision of this Agreement.

(g)    Participant is encouraged to consult with an attorney before executing this Agreement.

(h)    Severability. If for any reason any term or provision of Paragraphs 12, 13 or 14 of this Agreement, or part thereof, is held to be unlawful, void, or otherwise unenforceable as a matter of law, unless such invalidity or unenforceability can be cured by reformation or modification of the offending term or provision, or part thereof, including but not limited to as set forth below, all other valid and enforceable terms and provisions, or parts thereof, herein shall remain in full force and effect, and all of the invalid terms or provisions, or parts thereof, of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision of Paragraphs 12, 13 or 14 of this Agreement, or part thereof, is invalid or unenforceable because it is held to cover an area or to be for a length of time or otherwise have a scope that is unreasonable or is otherwise construed to be too broad, such term or provision, or part thereof, shall be reformed and/or modified to provide for a restriction having the maximum enforceable area, time period and/or other scope (not greater than those contained herein) as shall be valid and enforceable under applicable law.

16.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to this Award, and, except as provided in Paragraphs 12, 13, 14, and 15, supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

17.Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 12 of the Plan.

18.Choice of Law. This Agreement shall be deemed to be made and executed in Ohio and shall be governed, construed, and interpreted under, and in accordance with, the laws of the State of Ohio, without regard to conflict of law provisions.

19.Acknowledgments. Participant: (x) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that Participant is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (y) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (z) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences agreement with the terms and conditions of this Agreement, and intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By: _______________________
Vice President & Secretary